As filed with the Securities and Exchange Commission on September 21, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
________________________
AMERICAN NATIONAL BANKSHARES INC.
(Exact name of registrant as specified in its charter)

Virginia	54-1284688
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
________________________

628 Main Street
Danville, Virginia 24541
(434) 792-5111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________________

American National Bankshares Inc.
2018 Equity Compensation Plan
(Full title of plan)
________________________

Jeffrey V. Haley
President and Chief Executive Officer
American National Bankshares Inc.
628 Main Street
Danville, Virginia 24541
(434) 792-5111
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
________________________

Copy to:

Scott H. Richter, Esq.
Williams Mullen
200 South 10th Street, Suite 1600
Richmond, Virginia 23219
(804) 420-6000
________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $1.00 par value	675,000 shares	$40.35	$27,236,250	$3,391

(1)
This registration statement also covers such additional and indeterminate number of shares of common stock of the registrant as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or similar event.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	The Annual Report on Form 10-K for the year ended December 31, 2017 of American National Bankshares Inc. (the “Company”).

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended (i) March 31, 2018 and (ii) June 30, 2018.

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(d)
The description of the Company’s common stock contained in its Registration Statement on Form 8-A, filed with the Commission on September 14, 1984, including any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

The laws of the Commonwealth of Virginia pursuant to which the Company is incorporated permit it to indemnify its officers and directors against certain liabilities with the approval of its shareholders. The articles of incorporation of the Company, which have been approved by its shareholders, provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at the request of the Company as a director or officer of any other legal entity and, in all such cases, his or her heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made party by reason of his or her being or having been a director or officer of the Company, except in relation to any action, suit or proceeding in which he or she has been adjudged liable because of willful misconduct or a knowing violation of the criminal law.

The Company has purchased officers’ and directors’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

The Virginia Stock Corporation Act establishes a statutory limit on liability of directors and officers of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation and authorizes a corporation, to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or bylaws; however, the liability of a director or officer shall not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

Exhibit Number	Description of the Exhibit
4.1	Articles of Incorporation of American National Bankshares Inc., as amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on July 5, 2011).
4.2	Bylaws of American National Bankshares Inc., as amended (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on January 5, 2015).
4.3
American National Bankshares Inc. 2018 Equity Compensation Plan (incorporated by reference to Appendix A of the Proxy Statement for the Annual Meeting of Shareholders held on May 15, 2018, filed on April 12, 2018).

5.0	Opinion of Williams Mullen.
23.1	Consent of Yount, Hyde & Barbour, P.C.
23.2	Consent of Williams Mullen (included in Exhibit 5.0).
24.0	Power of Attorney (included on signature page).

Item 9.        Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(B)
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danville, Commonwealth of Virginia, on September 21, 2018.

AMERICAN NATIONAL BANKSHARES INC.

By:	/s/ Jeffrey V. Haley
Jeffrey V. Haley
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Jeffrey V. Haley and William W. Traynham , and each of them singly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all amendments.

Signature	Capacity	Date
/s/ Jeffrey V. Haley	President, Chief Executive Officer	September 21, 2018
Jeffrey V. Haley	and Director (principal executive officer)

/s/ Charles H. Majors	Chairman of the Board of Directors	September 21, 2018
Charles H. Majors

/s/ Fred A. Blair	Director	September 21, 2018
Fred A. Blair

/s/ Frank C. Crist, Jr.	Director	September 21, 2018
Frank C. Crist, Jr.

/s/ Tammy M. Finley	Director	September 21, 2018
Tammy M. Finley

/s/ Michael P. Haley	Director	September 21, 2018
Michael P. Haley

/s/ Charles S. Harris	Director	September 21, 2018
Charles S. Harris

/s/ F. D. Hornaday, III	Director	September 21, 2018
F. D. Hornaday, III

Signature	Capacity	Date
/s/ John H. Love	Director	September 21, 2018
John H. Love

/s/ Franklin W. Maddux	Director	September 21, 2018
Franklin W. Maddux

/s/ Claude B. Owen, Jr.	Director	September 21, 2018
Claude B. Owen, Jr.

/s/ Ronda M. Penn	Director	September 21, 2018
Ronda M. Penn

/s/ Dan M. Pleasant	Director	September 21, 2018
Dan M. Pleasant

/s/ Joel R. Shepherd	Director	September 21, 2018
Joel R. Shepherd

/s/ William W. Traynham	Executive Vice President and	September 21, 2018
William W. Traynham	Chief Financial Officer (principal financial officer)

/s/ Cathy W. Liles	Senior Vice President and	September 21, 2018
Cathy W. Liles	Chief Accounting Officer (principal accounting officer)